Exhibit 99.1

101 Gateway Centre Parkway Richmond, Virginia 23235 Telephone: (804) 267-8000 Fax: (804) 267-8466 Website: www.landam.com

FOR IMMEDIATE RELEASE	Bob Sullivan	Lloyd Osgood
February 13, 2006	SVP - Investor Relations	SVP - Corporate Communications
	Phone: (804) 267-8703	Phone: (804) 267-8133
	bsullivan@landam.com	losgood@landam.com

LandAmerica Reports Restated Results for
Policy and Contract Claims Reserve Calculation Error
Cumulative Net Adjustment Increases Earnings and Shareholders’ Equity by $53 Million

Richmond, VA - LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, announces that it will restate its audited financial results for the fiscal years 2000 through 2004 and its unaudited quarterly financial results for the first three quarters of 2005 to correct an accounting error related to the calculation of the Company’s policy and contract claims accrual (“claims reserve”). The error resulted in a net understatement of reported earnings and has no impact on the cash flows of the Company.

The Company discovered an error in the input data used to calculate its claims reserve since 1999. When a new claims system was implemented in 1999, there was a misinterpretation of data in a new report generated from the new system that caused data regarding claims paid to be reported to the Company's actuaries without the appropriate reduction for recoveries. The Company determined that the error was unintentional, the financial impact for 1999 was immaterial, and the impact on the remaining periods is as follows:

	Sept. 30,	June 30,	March 31,	December 31,
	2005	2005	2005	2004	2003	2002	2001	2000

	(In millions, except per share amounts)*
Net income (loss):
As reported	$41.6	$27.6	$30.3	$146.3	$192.1	$149.4	$60.3	$(80.8)
As restated	42.4	30.2	33.2	171.6	202.8	146.2	67.8	(74.5)
Difference	0.8	2.6	2.9	25.3	10.7	(3.2)	7.5	6.3

Net income (loss) per common diluted share:
As reported	2.31	1.56	1.68	8.01	10.31	8.04	3.24	(6.60)
As restated	2.35	1.70	1.85	9.39	10.88	7.87	3.64	(6.13)
Difference	0.04	0.14	0.17	1.38	0.57	(0.17)	0.40	0.47

Claims Reserve
As reported	762.9	746.4	728.8	715.5	659.6	574.5	561.4	556.8
As restated	681.5	666.2	652.6	643.8	626.8	558.2	540.2	547.2
Difference	(81.4)	(80.2)	(76.2)	(71.7)	(32.8)	(16.3)	(21.2)	(9.6)

Shareholders’ Equity
As reported	1,197.0	1,197.5	1,163.9	1,151.1	1,044.5	863.6	727.5	664.1
As restated	1,249.9	1,249.6	1,213.4	1,197.7	1,065.8	874.2	741.3	670.4
Difference	52.9	52.1	49.5	46.6	21.3	10.6	13.8	6.3

*Restated numbers are unaudited. Restated numbers will be included in the Company’s 2005 10-K.

-more-

LandAmerica Reports Restated Results

The Company also determined that it did not maintain effective controls over the reconciliation of data used to support the estimate of its policy and contract claims reserves. Management has taken a number of steps which it believes has remediated this deficiency.

President and Chief Executive Officer Theodore L. Chandler, Jr. said, "We take very seriously our obligation to provide accurate financial results, and our team has managed the restatement process with diligence. Furthermore, we have put additional measures in place to enhance our control procedures. The restatement does not impact LandAmerica's cash flows or the fundamental strength of our business as our operating performance has been stronger than previously reported."

The Company will host a conference call for analysts and shareholders on Tuesday, February 14, 2006, at 10:00 AM ET to discuss the restatement. Those wishing to participate in the conference call should dial 1-888-381-5771 prior to the beginning of the call and provide the conference operator with the pass code “LandAmerica.” The call will be broadcast simultaneously over the internet via LandAmerica’s website (www.landam.com) in the Calendar of Events area located within Investor/Financial Information. Additionally, an audio archive of the call can be accessed through March 16, 2006, via LandAmerica’s website starting two hours after the completion of the live call.

About LandAmerica Financial Group, Inc.
Headquartered in Richmond, Virginia, LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services. Through its many subsidiaries, LandAmerica serves residential and commercial customers with more than 800 offices and a network of 10,000 active agents throughout the United States, Mexico, Canada, the Caribbean, Latin America, and Europe.

The Company cautions readers that the statements contained herein regarding the Company's future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) the Company's results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic conditions; (ii) the Company's inability to manage successfully its acquisitions of complementary businesses could adversely affect the Company's business, operating results, and financial condition; (iii) competition in the Company's industry affects its revenue; (iv) significant industry changes and new product and service introductions require timely and cost-effective responses; (v) the Company may not succeed in implementing its strategy of becoming a major provider of real estate transaction management services; (vi) the Company's insurance and banking subsidiaries are subject to government regulation; and (vii) the Company's litigation risks include substantial claims by large classes of claimants. For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

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